Exhibit 99.1

Sterling Savings Bank of Spokane, Washington, Announces Heidi B. Stanley is now Chairman of the Board

Other Leadership Promotions

  Greg Seibly promoted to president
  Ezra Eckhardt promoted to chief operating officer

SPOKANE, Wash.--(BUSINESS WIRE)--January 8, 2009--Sterling Savings Bank today announced the appointment of Heidi B. Stanley to the role of chairman of the board of directors for Sterling Savings Bank. Ms. Stanley currently serves as chief executive officer of Sterling Savings Bank. She succeeds William W. Zuppe, co-founder of Sterling Financial Corporation and retired chief executive officer of Sterling Savings Bank, who is retiring as chairman and as a member of the Sterling Savings Bank board of directors. Mr. Zuppe will continue to serve as a director of Sterling Financial Corporation (NASDAQ:STSA), the parent company of Sterling Savings Bank.

“I endorse Ms. Stanley's appointment and I am pleased to hand over the chairman’s gavel to her. Her appointment is the outcome of our growth and succession planning efforts to develop and prepare the next generation of management," commented Mr. Zuppe. “Ms. Stanley has a broad understanding of what it takes to serve customers while bringing value to our shareholders. She has developed a strong and competent leadership team," Mr. Zuppe added.

Additionally, Sterling Savings Bank announced two executive leadership promotions: Greg Seibly was promoted to president from executive vice president and chief production officer of Sterling Savings Bank; and Ezra Eckhardt was promoted to executive vice president and chief operating officer from executive vice president and chief administrative officer of Sterling Savings Bank.

"Mr. Seibly and Mr. Eckhardt have excellent leadership skills. They are respected members of Sterling's executive management team and are committed to safe, sound and secure banking practices. They are each focused on delivering superior Hometown Helpful® customer service and making Sterling the leading regional community bank in the west," commented Ms. Stanley.

Executive Biographies

Heidi B. Stanley now serves as chairman and chief executive officer of Sterling Savings Bank. From January 2008 through January 2009, she was vice chairman, president and chief executive officer of Sterling Savings Bank. From October 2003 to December 2007, she served as executive vice president and chief operating officer. Ms. Stanley also serves as a director of Sterling Savings Bank’s subsidiary company — INTERVEST Mortgage Investment Company. Ms. Stanley has 23 years of experience at Sterling. In 2007, she was named one of the “25 Most Powerful Women in Banking” by U.S. Banker Magazine. Prior to joining Sterling in 1985, Ms. Stanley worked for IBM in San Francisco, California, and Tucson, Arizona. She currently serves on the board of Avista Corporation. Ms. Stanley is past chair of Greater Spokane Incorporated, past chair of the Association of Washington Business (AWB), past chair of the Spokane Area YMCA, past governor of the Washington State University Foundation, and chair of the American Bankers Association (ABA) Capital Markets Working Group. Ms. Stanley also serves on the Washington Roundtable, Eastern Washington Advisory Board of the Washington Policy Center, ABA Government Relations Council and American Bankers Council. Ms. Stanley graduated from Washington State University with a Bachelor of Arts in business administration.

J. Gregory Seibly now serves as president of Sterling Savings Bank. Greg joined Sterling in 2007 as executive vice president and chief production officer with more than 20 years of experience in the financial industry. Prior to joining Sterling, Greg was the president of U.S. Bank – California. He has also held executive-level positions in commercial banking at Wells Fargo Bank and in healthcare finance at Bank of America. Greg began his career in banking at PNC Bank in Pittsburgh, Pennsylvania. Greg is active in the community, currently serving on the executive board of the Boy Scouts of America – Inland Northwest Council and the board of the United Way of Greater Spokane. Greg is a graduate of Indiana University, where he earned a bachelor’s degree in business administration and finance.

Ezra A. Eckhardt now serves as executive vice president and chief operating officer of Sterling Savings Bank. He joined Sterling in August 2004 as executive vice president and chief administrative officer. Prior to his work at Sterling, Ezra’s previous experience includes general management, operations, leadership and continuous improvement experience at Microsoft, Honeywell and the U.S. Army. Ezra is an adjunct professor at the Gonzaga University Graduate School of Business, member of the Greater Spokane Incorporated Higher Education Leadership Group, a member of the transition advisory committee for Greater Spokane Incorporated and a member of the board of directors for the Spokane affiliate of Habitat for Humanity. He is a distinguished graduate of the United States Military Academy at West Point. Mr. Eckhardt has also earned a master’s degree in business administration from Gonzaga University and has advanced training in applied statistics from the Rochester Institute of Technology.

About Sterling Savings Bank

Sterling Financial Corporation of Spokane, Washington, is the bank holding company for Sterling Savings Bank, a commercial bank, and Golf Savings Bank, a savings bank focused on single-family mortgage originations. Both banks are state chartered and federally insured. Sterling offers banking products and services, mortgage lending, construction financing and investment products to individuals, small businesses, commercial organizations and corporations. As of Sept. 30, 2008, Sterling Financial Corporation had assets of $12.62 billion and operated more than 175 depository branches throughout Washington, Oregon, Idaho, Montana and California.

CONTACT:
Media Contact:
Sterling Savings Bank
Jennifer Lutz, PR Administrator, 509-368-2032